Filed Pursuant to Rule 433

Dated November 9, 2017

Registration Statement No. 333-206891

Relating to

Preliminary Prospectus Supplement dated November 9, 2017 and

Prospectus dated September 11, 2015

Pricing Term Sheet

CNH INDUSTRIAL N.V.

$500,000,000 3.850% NOTES DUE 2027

Issuer:	CNH Industrial N.V.
Principal Amount:	$500,000,000
Maturity Date:	November 15, 2027
Coupon:	3.850% per annum
Price to Public:	99.384% plus accrued interest from November 14, 2017 if settlement occurs after that date
Net Proceeds to Issuer Before Expenses:	$493,670,000
Yield to Maturity:	3.925%
Benchmark Treasury:	UST 2.250% due August 15, 2027
Benchmark Treasury Price/Yield:	99-05+ / 2.345%
Spread to Benchmark Treasury:	+158 basis points
Interest Payment Dates:	May 15 and November 15, commencing May 15, 2018
Optional Redemption:	Make-whole premium based on U.S. Treasury + 25 basis points or at par on or after August 15, 2027
Settlement:	T+3; November 14, 2017
CUSIP / ISIN:	12594K AB8 / US12594KAB89
Joint Book-Running Managers:	J.P. Morgan Securities Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC BBVA Securities Inc. Natixis Securities Americas LLC

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request them by contacting J.P. Morgan Securities LLC collect at (212) 834-4533; Merrill Lynch, Pierce, Fenner & Smith Incorporated at 222 Broadway, 11th Floor, New York, NY 10038, Attention: Prospectus Department, Telephone: (800) 294-1322, E-mail: dg.prospectus_requests@baml.com; and Wells Fargo Securities, LLC at 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attn: WFS Customer Service, Telephone: (800) 645-3751, Email: wfscustomerservice@wellsfargo.com.